Exhibit 99.1

AMETEK Increases Quarterly Dividend

Berwyn, Pa., Feb. 9, 2024 – AMETEK, Inc. (NYSE: AME) today announced its Board of Directors has approved a 12% increase in its quarterly cash dividend on common stock to $0.28 per share from $0.25 per share. The dividend is payable on March 28, 2024 to shareholders of record as of March 8, 2024. This dividend increase will raise the indicated annual rate to $1.12 per share.

“AMETEK continues to perform exceptionally well, delivering strong growth, outstanding cash flow generation and excellent operating results,” stated David A. Zapico, Chairman and Chief Executive Officer. “We remain focused on deploying our cash flows on strategic acquisitions, driving long-term shareholder value as we integrate companies into the AMETEK Growth Model. Our robust cash flows also allows us to provide our shareholders with a higher and consistently increasing cash dividend.”

Corporate Profile
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annualized sales over $7.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:
Kevin Coleman
Vice President, Investor Relations & Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247